Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

American Homes 4 Rent

Agoura Hills, CA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting of American Homes 4 Rent, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, CA

December 22, 2015